Exhibit 10.12

Execution Version

SECOND AMENDMENT

TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of January 26, 2015 (this “Amendment”), among JDA Holding LLC, a Delaware limited liability company (as successor by merger to CD&R Landscapes Merger Sub, Inc., the “Parent Borrower”), John Deere Landscapes LLC, a Delaware limited liability company (as successor by merger to CD&R Landscapes Merger Sub 2, Inc., the “OpCo Borrower”), and the other Subsidiary Borrowers from time to time party to the Credit Agreement (together with the Parent Borrower, the OpCo Borrower and their respective successors and assigns, collectively, the “Borrowers” and each individually, a “Borrower”) and UBS AG, STAMFORD BRANCH, as administrative agent for the several banks and other financial institutions from time to time party to the Credit Agreement defined below (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of December 23, 2013 (as amended, supplemented, waived or otherwise modified from time to time, including by the First Amendment to Credit Agreement, dated as of June 13, 2014, the “Credit Agreement”) pursuant to which the Lenders have agreed to make certain loans and extend certain other financial accommodations to the Borrowers as provided therein. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement;

WHEREAS, pursuant to Subsection 7.11 of the Credit Agreement, the Borrower Representative may, by written notice to the Administrative Agent, change the financial reporting convention of the Parent Borrower and its Subsidiaries to December 31 of each calendar year;

WHEREAS, by a writing dated October 24, 2014, the Borrower Representative so notified the Administrative Agent of its intention to change the fiscal year of the Parent Borrower and its Subsidiaries to end on December 31 of each calendar year (the “Fiscal Year Change”); and

WHEREAS, Subsections 7.11 and 11.1(d)(vi) of the Credit Agreement authorize, on behalf of the Lenders, the Borrower Representative and the Administrative Agent to make any adjustments to the Credit Agreement as are necessary in order to reflect the Fiscal Year Change,

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or financial accommodations heretofore, now, or hereafter made to or for the benefit of the Borrowers by the Lenders, it hereby is agreed as follows:

ARTICLE I

AMENDMENTS

The Credit Agreement is hereby amended as follows:

(a) Subsection 1.1 of the Credit Agreement is hereby amended by inserting the following definition in the appropriate alphabetical order:

“Second Amendment Effective Date”: October 24, 2014.

(b) Subsection 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fiscal Quarter” contained therein in its entirety and replacing it with the following:

“Fiscal Quarter”: (a) for periods ending on or prior to the Closing Date, for any Fiscal Year, (i) the fiscal period commencing on November 1 of such Fiscal Year and ending on January 31 of such Fiscal Year, (ii) the fiscal period commencing on February 1 of such Fiscal Year and ending on April 30 of such Fiscal Year, (iii) the fiscal period commencing on May 1 of such Fiscal Year and ending on July 31 of such Fiscal Year and (iv) the fiscal period commencing on August 1 of such Fiscal Year and ending on October 31 of such Fiscal Year, (b) for periods ending after the Closing Date, but on or prior to the Second Amendment Effective Date, successive 13-week periods (each such 13 week period to being on a Monday and end on a Sunday of the Parent Borrower of any Fiscal Year; provided that for any 53-week Fiscal Year, the last Fiscal Quarter of such Fiscal Year shall consist of the successive 14-week period from and including the first day after the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year and (c) for periods ending after the Second Amendment Effective Date, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

(c) Subsection 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fiscal Year” contained therein in its entirety and replacing it with the following:

“Fiscal Year”: (a) for periods ending on or prior to the Closing Date, the annual accounting period of the Parent Borrower ending on October 31 of any calendar year, calculated in accordance with the fiscal calendar of the Parent Borrower, (b) for periods ending after the Closing Date, but on or prior to the Second Amendment Effective Date, the annual accounting period of the Parent Borrower ending on the Sunday closest to October 31 of any calendar year and (c)

for any period ending after the Second Amendment Effective Date, the annual accounting period for the Parent Borrower ending on December 31 of any calendar year or any other date of any calendar year designated by the Borrower Representative in accordance with Subsection 7.11, in each case calculated in accordance with the fiscal calendar of the Parent Borrower.

(d) Subsection 7.11 of the Credit Agreement is hereby replaced in its entirety as follows:

On or after the Second Amendment Effective Date, the Parent Borrower will, for financial reporting purposes, cause the Parent Borrower’s and each of its Subsidiaries’ Fiscal Years to end on December 31st of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to cause the Parent Borrower’s and each of its Subsidiaries’ Fiscal Years to end on any other date reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

ARTICLE II

CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall become effective retroactively on the Second Amendment Effective Date when the Parent Borrower, the OpCo Borrower and the Administrative Agent have each delivered a duly executed counterpart of this Amendment to the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

As of the date hereof, each of the Loan Parties, represents and warrants as to itself as follows:

Section 3.1 Corporate Existence; Compliance with Law. Such Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrowers), to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.2 Corporate Power; Authorization; Enforceable Obligations. Such Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform this Amendment and such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of such Loan Party in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except for consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Amendment has been duly executed and delivered by such Loan Party hereto. This Amendment constitutes a legal, valid and binding obligation of such Loan Party hereto, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.3 No Legal Bar. The execution, delivery and performance of this Amendment by such Loan Party (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens permitted under the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4 No Default. On the date hereof after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Delivery of Financial Statements. The Parent Borrower has delivered to the Administrative Agent prior to the date hereof, the unaudited special purpose balance sheet of the Parent Borrower for the fiscal period ending October 31, 2014 and related unaudited special purpose statement of comprehensive income (loss) and statement of cash flows of the Parent Borrower for the portion of the Fiscal Year through the end of such fiscal period, setting forth in comparative figures for and as of the corresponding period of the previous year and a corresponding compliance certificate. Such special purpose financial statements shall be deemed to be quarterly financial statements for purpose of the Credit Agreement and such financial statements and the related compliance certificate shall be deemed delivered in compliance with Subsections 7.1(b) and 7.2(a) of the Credit Agreement. No further financial statements or related certificates or other related deliverables shall be required with respect to any fiscal period of the Parent Borrower’s and its Subsidiaries’ Fiscal Year ending on October 31 of each calendar year. The first financial statements required to be delivered pursuant to Subsection 7.1 of the Credit Agreement with respect to the Parent Borrower’s and its Subsidiaries’ Fiscal Year ending December 31 of each calendar year shall be for the Fiscal Year ended December 31, 2014. For purposes of determining compliance with any provision of the Credit Agreement which requires the calculation of any financial ratio or making any financial calculation for any Fiscal Quarter (or portion thereof), until delivery of the financial statements for the Fiscal Year ending December 31, 2014, any reference to the “most recent Fiscal Quarter” or the “Most Recent Four Quarter Period” shall be a reference to the fiscal quarter ending October 31, 2014 and the most recent four consecutive fiscal quarters ending October 31, 2014, respectively. Upon delivery of the financial statements for the Fiscal Year ending December 31, 2014 pursuant to Subsection 7.1(a) of the Credit Agreement, any reference to the “most recent Fiscal Quarter” or the “Most Recent Four Quarter Period” shall be a reference to the fiscal quarter ending December 31, 2014 and the fiscal quarters ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively.

Section 4.2 Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any Agent or any Lender under the Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which (including with respect to the security interests and liens granted to the Agents and the other Secured Parties under the Loan Documents) are ratified and affirmed in all respects and shall continue in full force and effect except that, on and after the effectiveness of this Amendment, each reference to the Credit Agreement in the Loan Documents shall mean and be a reference to the Credit Agreement as amended by this Amendment. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

Section 4.3 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under Subsection 11.6 of the Credit Agreement.

Section 4.4 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.5 Counterparts. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

Section 4.6 Governing Law, etc. The provisions of the Credit Agreement under the headings “Governing Law”, “Submission to Jurisdiction; Waivers” and “Waiver of Jury Trial” are incorporated by reference herein, mutatis mutandis.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

JDA HOLDING LLC
as Parent Borrower

By:	/s/ John T. Guthrie
	Name:	John T. Guthrie
	Title:	Vice President and Secretary

JOHN DEERE LANDSCAPES LLC as OpCo Borrower

By:	/s/ John T. Guthrie
	Name:	John T. Guthrie
	Title:	Vice President and Secretary

[Signature Page to Second Amendment to Credit Agreement (ABL)]

UBS AG, STAMFORD BRANCH,
as the Administrative Agent, Collateral Agent, and
Issuing Lender

By:

	Name:	Darlene Arias
	Title:	Director
Banking Products Services, US

By:

	Name:	Craig Pearson
	Title:	Associate Director
Banking Product Services, US

[Signature Page to Second Amendment to Credit Agreement (ABL)]